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                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                   OF EACH OF:




Seligman Capital Fund, Inc.                            Seligman Income Fund, Inc.
Seligman Cash Management Fund, Inc.                    Seligman Municipal Fund Series, Inc.
Seligman Common Stock Fund, Inc.                       Seligman Muncipal Series Trust
Seligman Communications &                              Seligman New Jersey Municipal Fund, Inc.
    Information Fund, Inc.                             Seligman Pennsylvania Municipal Fund Series
Seligman Frontier Fund, Inc.                           Seligman Portfolios, Inc.
Seligman Growth Fund, Inc.                             Seligman Quality Municipal Fund, Inc.
Seligman Henderson Global Fund Series, Inc.            Seligman Select Municipal Fund, Inc.
Seligman High Income Fund Series                       Seligman Value Fund Series, Inc.
                           Tri-Continental Corporation



1. Election to Defer Payments. Any member of the Board of Directors/Trustees of the Fund/Series may elect to have payment of the director's/trustees' annual retainer or meeting fees or both for Board service deferred as provided in this Plan. The election shall be made in writing prior to, and to take effect from, the beginning of a calendar year, or for any director/trustee in the year in which this Plan is adopted or for a person elected a director/trustee in other than the last calendar quarter of a year, prior to, and to take effect from, the beginning of the calendar quarter next ensuing after that event. Elections shall continue in effect until terminated in writing, any such termination to take effect on the first day of the calendar year beginning after receipt of the notice of termination.
           An election shall be irrevocable as to payments deferred in conformity with that election.

2. Deferred Payment Account. Each deferred retainer or fee shall be credited at the time when it otherwise would have been payable to an account to be established in the name of the director/trustee on the books of the Fund/Series. All amounts in such account, including interest credited thereto, shall bear interest at a rate equivalent to the rate of return earned on 90-day Treasury Bills in each calendar quarter. Such interest shall be credited to the account quarterly at the end of each calendar quarter. Amounts in the account shall not be evidenced by any note or other security, funded or secured in any way.

3. Payment of Deferred Amounts. All amounts credited to an account pursuant to any election by the director/trustee made as provided in
           (1) above shall be paid to the director/trustee.

           (a)     in, or beginning in, the calendar year following the calendar
                   year  in  which   the   director/trustee   ceases   to  be  a
                   director/trustee of the Fund/Series, or


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           (b)     in, or beginning in, the calendar year  following the earlier of the calendar year in which the director/trustee ceases to be a director/trustee of the Fund/Series or attains age 70, and shall be paid



           (c) in a lump sum payable on the first day of the calendar year in which payment is to be made, or

           (d) in 10 or fewer installments, payable on the first day of each year commencing with the calendar year in which payment is to begin,

           all as the director/trustee shall specify in making the election. If the payment is to be made in installments, the amount of each installment shall be equal to a fraction of the total of the amounts in the account at the date of the payment, the numerator of which shall be one and the denominator of which shall be the then remaining number of unpaid installments (including the installment then to be paid). If the director/trustee dies at any time before all amounts in the account have been paid, such amounts shall be paid at that time in a lump sum to the estate of the director/trustee.

4. Assignment. No deferred amount or unpaid portion thereof may be assigned or transferred by the director/trustee except by will or the laws of descent and distribution.

5. Withholding Taxes. The Fund/Series shall deduct from all payments any federal, state or local taxes and other charges required by law to be withheld with respect to such payments.

6. Amendments and Acceleration. The Board of Directors/Trustees of the Fund/Series may at any time at its sole discretion accelerate the payment of any unpaid amount for any or all directors/trustees or terminate this Plan, provided that no such amendment or termination shall adversely affect the right of directors/trustees to receive deferred amounts credited to their account.




Revised: March 19, 1992
         March 20, 1997


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